Exhibit 99.1

Allurion Relaunches in France

ANSM, the French regulatory authority, clears Allurion to resume sales of the Allurion Balloon

Company considering sites in France for clinical trial on combination therapy of Allurion Balloon and GLP-1s to prevent muscle loss

February 13, 2025 08:30 AM Eastern Standard Time

NATICK, Mass.—(BUSINESS WIRE)—Allurion Technologies, Inc. (“Allurion” or the “Company”) (NYSE: ALUR), a company dedicated to ending obesity, today announced that it is relaunching the Allurion Balloon in France after ANSM, the French regulatory authority, cleared Allurion to resume sales.

“We are thrilled the Allurion Balloon will once again serve French patients as a clinically proven treatment for obesity,” said Dr. Shantanu Gaur, Founder and CEO of Allurion. “Historically, France has been our top performing market representing approximately 15% of our revenue, and we are looking forward to ramping back up in the coming quarters.

“In parallel, as we expand our clinical research pipeline, we are also exploring with French clinics a trial to demonstrate how the Allurion Balloon may be combined with GLP-1s to solve one of the biggest problems in obesity: how to take GLP-1s without losing muscle mass. A successful trial could lead to the development of a gold-standard obesity treatment that counters one of the biggest side effects of GLP-1 therapies.”

According to a recent study, the prevalence of excess weight and obesity in France is approximately 47% and 17%, respectively.1 While current-generation GLP-1s have now launched in France, their use has primarily been indicated as a second-line treatment in patients with a body mass index (BMI) of greater than or equal to 35 with careful attention to side effect management.2 Previous studies in patients undergoing GLP-1 therapy have demonstrated reductions in lean mass of approximately 40% as a proportion of total weight lost.3

In contrast, in previous studies, patients treated with the Allurion Balloon in combination with the Allurion Virtual Care Suite have demonstrated strong patient outcomes in which patients lose weight while maintaining, and in some cases, increasing, muscle mass. In one study of 571 patients, patients treated with the Allurion Balloon gained 5.6% in lean body mass while losing 14% of their total body weight over four months.4 In another study of 167 patients, patients treated with the Allurion Balloon experienced a weight reduction of 15.7% with no change in muscle mass.

“We intend to initiate clinical trials designed to assess whether the Allurion Balloon combined with GLP-1s offers superior outcomes to GLP-1 therapies alone,” continued Gaur. “We intend for our first clinical trials to study muscle mass in a combination approach, but we expect to announce other clinical trials in the future that will study dose reduction of GLP-1s as a means to reduce side effects and increase adherence.”

About Allurion

Allurion is dedicated to ending obesity. The Allurion Program is a weight-loss platform that combines the Allurion Gastric Balloon, the world’s first and only swallowable, procedure-lessTM gastric balloon for weight loss, the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers and Allurion Insights for healthcare providers featuring the Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor, and manage weight-loss therapy for patients regardless of their treatment plan. The Allurion Gastric Balloon is an investigational device in the United States.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. federal and state securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “consider,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “target,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “if,” and similar expressions and include statements regarding Allurion’s plan to initiate a clinical trial to assess the combination of the Allurion Program and GLP-1s, the ability of the Allurion Program to help patients achieve more metabolically healthy weight loss, the ability to launch future clinical studies focused on dose reduction of GLP-1s as a means to reduce side effects and increase adherence, the ramping up of Allurion’s sales of the Allurion Balloon in France, and other statements about future events that reflect the current beliefs and assumptions of Allurion’s management based on information currently available to them and, as a result, are subject to risks and uncertainties. Forward-looking statements are predictions, projections and other statements about future events that reflect the current beliefs and assumptions of Allurion’s management based on information currently available to them and, as a result, are subject to risks and uncertainties. Many factors could cause actual future results or developments to differ materially from the forward-looking statements in this press release, including but not limited to (i) the ability of Allurion to obtain regulatory approval for and successfully commercialize the Allurion Program, (ii) the timing of and results from its clinical studies and trials, (iii) the evolution of the markets in which Allurion competes and the rise of GLP-1 drugs, (iv) the ability of Allurion to defend its intellectual property and satisfy regulatory requirements, (v) the impact of the Russia-Ukraine war and Israel-Hamas war on Allurion’s business, (vi) Allurion’s expectations regarding its market opportunities, (vii) the outcome of any legal proceedings against Alurion, (viii) the risk of economic downturns and a changing regulatory landscape in the highly competitive industry in which Allurion operates, and (ix) the ability of Allurion to obtain sufficient funding to initiate and/or complete any clinical studies that demonstrate positive results. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed on March 26, 2024 and Amendment No. 1 thereto filed on April 29, 2024, the Company’s Quarterly Report on Form 10-Q filed on November 13, 2024 and other documents filed by Allurion from time to time with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-

looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Allurion assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Allurion does not give any assurance that it will achieve its expectations.

[1]	Fontbonne et al. J. Clin. Med. 2023, 12(3), 925; https://doi.org/10.3390/jcm12030925
[2]	https://ansm.sante.fr/actualites/analogues-du-glp-1-et-obesite-nous-prenons-des-mesures-pour-securiser-leur-utilisation-en-france?
[3]	Wilding et al. NEJM. 2021, 384, 989-1002; 10.1056/NEJMoa2032183
[4]	Dejeu et al. Clin. Pract. 2024, 14(3), 765-778; https://doi.org/10.3390/clinpract14030061

Contacts

Media and Investors

Hannah Lindberg

hlindberg@allurion.com